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                        [ DBS HOLDINGS INC. Letterhead ]
      Unit 1, 8765 Ash Street, Vancouver, British Columbia, Canada V6P 6T3
             Tel: (604) 301-9545 o Fax: (604) 301-9546 o www.mivi.ca

November 27, 2001

Securities and Exchange Commission
Branch of Document Control
450 Fifth Street, N.W., Stop 1-4,
Washington, D.C. 20549.


RE: Withdrawal of Form S-8 filed on August 3rd, 2001
DBS Holdings, Inc. (DBSH:OTCBB)
Commission File Number: 0-30453


Stepp Law Group acted as special counsel in our filing of an S-8 dated August 3, 2001. Since Stepp Law Group withdrew it's legal opinion on November 26, 2001, please accept this letter as a formal request that the statement filed on the EDGAR System under file number 333-66680 be withdrawn. No securities were issued.

Thank you for your assistance in this matter. If you have further questions, please call.

Regards,


                                               /s/ Alan P. Lindsay
                                               ---------------------------------
                                               Alan P. Linsday
                                               President & CEO
                                               DBS Holdings, Inc.